EXHIBIT 99.1

American Patriot Financial Group, Inc. Announces First Quarter 2008 Earnings

American Patriot Financial Group, Inc., the holding company for American Patriot Bank announced for the first quarter 2008 net income of $133,565 compared to $101,091 during the same period of 2007. The 32.12% increase in the Company's net income is attributed to the Company’s entry in to the Blount County market, improved asset quality and increased operating efficiency.

The Company's net income is reflected with higher levels of interest and noninterest income relative to decreased non interest expense. Net interest income for the first quarter 2008 rose .16% to $991,813 from $990,207 in the same quarter for the previous year. This was a result of an increase in earning assets from $92,049,826 to $101,835,330 most of which is attributed to the Company's entry into the Blount County market.

Commenting on the results, Jerry Simmerly, President and CEO, said, “Despite the interest rate challenges faced as a result of the Federal Reserve lowering interest rates 2% during the first quarter 2008, the Company only experienced an initial decline in net interest margin, but has since seen the net interest margin recover to 3.87% as we move to a more interest rate neutral position.”

Commenting further Simmerly said, “With steady asset growth particularly out of our Maryville location, combined with improving Asset Quality and positive results from our operating efficiency initiatives, the Company has posted one its best quarters ever and all of the American Patriot Bank team should be congratulated.”

For the quarter, the Return on Average Assets (ROA) was 0.47% and the Return on Average Equity (ROE) was 6.03%. Both the ROA and ROE ratios showed a significant increase when compared to year-end 2007.

As of March 31, 2008, the Company's total assets increased 11.87% to $112,788,147 compared to $100,821,615 at March 31, 2007. Net loans increased 23.41% to $97,947,686 compared to $79,367,037 and total deposits increased 15.76% to $101,123,191 from $87,353,776 for the same time period in 2007.

Mr. Simmerly stated “I am very pleased with the Bank’s first quarter results, particularly given the economic challenges the banking and financial sector has faced over the last year.  While the market conditions are challenging, the American Patriot Bank team has continued to develop quality new customer relationships and implement exciting new products and services that will allow our organization to become a stronger financial institution not just for this quarter but positioned for stronger growth in the future quarters to come.”

American Patriot Financial Group, Inc. is a $113 million one-bank holding company formed as a Tennessee corporation to own 100% of the stock of American Patriot Bank formed in Greeneville, Tennessee. American Patriot Bank maintains four office locations, three in Greeneville, Tennessee and one in Maryville, Tennessee.

Certain matters in this news release are not historical facts but are “forward-looking statements” within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements.